Exhibit 10.23

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MARKETING MANAGER’S AGREEMENT

THIS AGREEMENT ENTERED INTO IN THE CITY OF Ottawa, IN THE PROVINCE OF Ontario, THIS 2 DAY OF November, 1994.

BY AND BETWEEN:	QUANTUM INFORMATION RESOURCES LIMITED, a body corporate and politic, duly incorporated pursuant to the laws of Canada,

(hereinafter referred to as “Quantum”)

AND:	Jason Trussell, of the City of Brockville, in the Province of Ontario

(hereinafter referred to as the “Employee”)

W H E R E A S Quantum is engaged in providing services to its clients in the field of computer programming, systems analysis and design, and in providing general consultation services to persons, firms and corporations in all the matters related to the field of electronic data processing and information and to the field of management consulting;

A N D W H E R E A S Quantum desires to engage the Employee and the Employee desired to be engaged as a marketing manager (hereinafter referred to as a “Marketing Manager”) to:

(a)	solicit and service clients and prospective clients for and on behalf of Quantum which service shall include, without limiting the generality of the foregoing, the control and supervision of the client accounts allocated to such Marketing Manager and the completing of all orders received from such allocated client accounts;

(b)	execute those functions generally included in “general marketing”;

(c)	supervise Quantum’s technical personnel;

(d)	perform the administrative tasks related to the above; and

(e)	other supervisory, administrative and managerial functions

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as may be delegated to the Employee by Quantum from time to time;

A N D W H E R E A S clients and prospective clients and their respective employees and the employees of Quantum represent part of the goodwill of Quantum and a substantial asset of its business and the Employee recognizes the significance to Quantum of Quantum’s client and prospective client lists and of information relating to the clients and the employees of Quantum;

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and the mutual covenants set forth herein and for other good and valuable consideration (the receipt and sufficiency whereof is hereby acknowledged by the parties hereto) the parties hereto covenant and agree to and with each other as follows:

Article 1 – Preamble

1. The preamble hereto shall form part hereof as though recited at length herein.

Article 2 – Definitions

2.00 In this Agreement, unless otherwise provided, the following words and phrases shall have the following meanings respectively:

2.01 “Agreement” means this Agreement and all the schedules annexed hereto and which form a part hereof, together with all amendments to the Agreement or to the schedules as may be agreed to in writing by the parties hereto;

2.02 “Business” means the business or businesses presently or in the future carried on by Quantum and being the business of computer programming, systems analysis and design, general consultation and services in all matters related to the field of electronic data processing including, but without limiting the generality of the foregoing, contract software, computer hardware, package software and package systems, systems analysis, design, installation, operation and repair and the business of providing consulting services, including, without limitation, management and personnel consulting;

2.03 “Client” means any Person who, at the date of termination of the employment provided for herein or at any time during the twelve (12) months immediately preceding such termination, was a client of Quantum with whom the Employee, in the course of his/her employment,

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had dealings or negotiations, and shall further mean all prospective clients of Quantum, the securing of whose business was the subject of negotiations or dealings by the Employee with any such prospective clients at any time within the twelve (12) months immediately preceding the date of termination of the Employee’s employment with Quantum;

2.04 “Computer Services” refers to all products and services marketed by Quantum, either now or in the future including, but without limiting the generality of the foregoing, contract software, computer hardware, packaged software and packaged systems;

2.05 “Confidential Information and Trade Secrets” shall have the meaning hereinafter in paragraph 8.02 ascribed to it;

2.06 “Fiscal Year” means any such twelve (12) month period or such shorter period as may be designated by Quantum from time to time and at any time. Until otherwise changed, Quantum hereby designates the Fiscal Year to be the period commencing on the 1st day of July in any year and terminating on the 30th day of June in the immediately following year;

2.07 “Person” means any individual, firm, partnership, joint venture, company, corporation, syndicate, association, government, governmental board or agency or any other organization;

2.08 “Quantum” refers to Quantum and all its associated, affiliated, and subsidiary corporations as those terms are defined in the Business Corporations Act (Ontario), 1982, S.O. 1982, c. 4, as amended, and the Securities Act (Ontario), R.S.O. 1980, c. 466, as amended.

Article 3 – Employment

3.01 Quantum employs the Employee as a Marketing Manager of Quantum in the field of computer programming, systems analysis and design and in providing general consultation to management and in all other matters related to the field of electronic data processing and management and personnel consulting.

3.02 The Employee acknowledges and agrees that he/she shall be responsible for the solicitation of Clients and for the account management and servicing of Clients, whether such Clients were secured or obtained by the Employee or were assigned to the Employee by Quantum.

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3.03 The Employee acknowledges and agrees with Quantum that his/her functions may, from time to time, be changed or altered and the Employee hereby acknowledges and agrees that Quantum may, from time to time, re-assign the Employee or change or alter the functions of the Employee.

3.04 During the term of this Agreement, the Employee shall devote his/her best efforts and his/her entire time, skill, energy and attention to promote and advance the interests of Quantum and will carry on such work as may be required of the Employee by Quantum, its directors and officers, and subject to its and their instruction, direction and control.

Article 4 – Term

4.01 The employment of the Employee hereunder shall commence as of the date hereof and shall continue thereafter in full force and effect unless and until terminated as hereinafter provided.

4.02 Any and all previous agreements, written or oral, between the parties hereto or on their behalf relating to the subject matter of this Agreement are hereby terminated and cancelled to the extent that same are inconsistent with contradict or vary or purport to vary this Agreement and each of the parties hereto hereby releases and forever discharges the other of and from all manner of actions, causes of action, claims and demands whatsoever under or in respect of all such agreements.

Article 5 – Compensation

5.00 Quantum agrees to pay to the Employee as compensation for the services to be performed by the Employee under the terms of this Agreement, the sums outlined in this Article 5 (the whole of which is sometimes hereinafter referred to as the “Compensation”). The Compensation shall comprise the following:

5.01 an annual salary, if any, in the amount as may be agreed upon from time to time by Quantum and the Employee, and the parties hereto acknowledge that, as of the date hereof, the annual salary, if any, is as set out in Schedule “A” annexed hereto, as amended by Quantum from time to time and at any time upon notice in writing to the Employee, (hereinafter referred to as the “Base Salary”); and

5.02 commissions or bonuses (hereinafter referred to as “Commissions”) as determined by Quantum. Without limiting the generality of the foregoing, Quantum may designate Commissions as a fixed or pre-determined amount or as a percentage of the net sales of

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the Employee in a Fiscal Year from the obtaining of Clients by the Employee or from the provision of services to the Clients by the Employee or from the management of the Clients’ accounts by the Employee. The Commissions and the basis for the calculation of same shall not be cumulative from one year to the next. If the dates of commencement or termination of employment shall be other than the commencement date or termination date of the Fiscal Year designated by Quantum, then the Commissions shall be calculated independently for such incomplete Fiscal Year. The Employee acknowledges that certain Client accounts may be assigned to the Employee and that such accounts may be re-assigned to other employees and that the Employee’s functions as a Marketing Manager may frequently involve the management, administration and servicing of existing Client accounts and personnel and may often be done in conjunction with other employees of Quantum;

5.03 It is expressly acknowledged and agreed that the Base Salary, the rates of Commission payable and the amounts upon which such Commission shall be calculated shall be determined and paid in accordance with Schedule “A” annexed hereto, which Schedule may be amended by Quantum from time to time and at any time upon notice in writing to the Employee;

5.04 The Employee has been advised and hereby acknowledges and agrees that Quantum shall have absolute control over the determination of any fixed or predetermined amount of Commission, of the percentages or rates of Commission payable with respect to any Clients’ accounts and of the net sales generated by or allocated to any Client and upon which the Commissions payable to the Employee shall be calculated;

5.05 Unless otherwise specified in Schedule “A” or any amendments thereto, Commissions shall become due to the Employee when a contract for service has been completed and costed and shall be payable to the Employee only upon receipt by Quantum from the Clients of payment for services rendered and if payment is made by installments, Commissions shall be paid as installments are received by Quantum and such Commission payments shall be that proportion of the total Commission that the installment payment is to the total contract price less all applicable expenses. The Employee shall be permitted to verify the accounting entries of Quantum relative to the calculation of Commission to be received by the Employee;

5.06 If applicable, Commissions for temporary staffing may be credited to the Employee’s draw account on a weekly basis when the payroll for such staffing is prepared by Quantum. Commissions may

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be paid by Quantum in the form of a credit to the Employee’s draw account;

5.07 The Employee acknowledges and agrees that the Client sheets that are completed and maintained for every Client and/or every service rendered to a Client (hereinafter referred to as “Contract Initiation Sheets”) shall set forth the terms, conditions, amount, percentage and basis for calculation of the Commissions referrable to such Clients or services and the Employee hereby agrees to be bound thereby. To the extent that Schedule “A” (as amended from time to time) or the Client Information Sheets modify or are inconsistent with the terms of this Article 5, this Article 5 shall be modified and amended so as to conform to Schedule “A” or the Client Information Sheets, as the case may be, which shall govern and determine the Commission payable.

6.01 The Employee agrees to accept as final the determination of Commissions that he/she shall be entitled to receive as ascertained by the auditors of Quantum; provided, however, that if the Employee is of the view that an error has been made by the said auditors, he/she may, no later than three (3) months after the determination of any Commission, request a re-audit by the said auditors and if such re-audit shall indicate that an error has been made in excess of two percent (2%) of the amount of the Commissions which are due to the Employee, then Quantum shall pay for the cost of such re-audit, otherwise, the cost of such re-audit shall be paid by the Employee and Quantum is hereby entitled to deduct such costs from the Base Salary and Commission payable from time to time and at any time to the Employee.

6.02 Quantum hereby reserves the right and the Employee hereby acknowledges and agrees that Quantum shall have the right, in its absolute discretion and from time to time and at any time, to assign Clients to the Employee and to remove Clients from the Employee and to make commission arrangements that differ from the usual commission rate or base and the Employee hereby agrees to be bound by all such actions of Quantum.

6.03 The Employee, shall be entitled to be reimbursed for reasonable expenses actually and properly incurred by the Employee for the entertainment of customers and usual travelling expenses. For all such expenses the Employee shall furnish to Quantum invoices or vouchers in order to substantiate a claim for reimbursement.

6.04 In addition to the foregoing, the Employee may be paid such other remuneration (if any) as may from time to time be determined by Quantum, which additional remuneration may be increased, decreased or terminated without notice at the discretion of Quantum.

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6.05 Quantum may, from time to time, permit the Employee to draw on account of the Compensation, which sums or draws, if any, shall be applied against, deducted from and repaid out of the amounts to be paid by Quantum to the Employee as Compensation as hereinbefore provided. In the event that the Employee ceases to be employed by Quantum, for any reason, the amount by which such draw exceeds the amount of Compensation due and payable to the Employee, shall forthwith become due and payable by the Employee to Quantum and the Employee hereby authorizes Quantum to and agrees that Quantum may deduct any such excess from any other amounts due and owing to the Employee upon termination. In the event that the draw amount is less than the Compensation due and payable to the Employee, this amount shall become immediately due by Quantum to the Employee upon termination, the whole in accordance with this Article 5 and all paragraphs and sub-paragraphs herein contained, providing that all other clauses of this Agreement have been respected.

Article 6 – Covenants of The Employee

7.00 Inventions and Improvements

7.01 The Employee agrees that any and all discoveries, inventions or improvements, whether patentable or not, made, discovered, conceived, invented or improved by the Employee during the term of his/her employment hereunder (and all discoveries, inventions, or improvements, whether patentable or not, made, discovered, conceived, invented or improved by the Employee during the term of any previous employment, relationship or agreement with Quantum) in any way relating to any process, formula, plan, skill, research, equipment, device, structure, programme, machinery or method of doing business, including modes of merchandising and marketing personnel placement, developed or being developed, made, used or sold by or known to Quantum during the term of employment of the Employee hereunder (or, if applicable, during the course of his/her previous employment, relationship or agreement with Quantum) or resulting from or suggested by any work which the Employee may do for Quantum are and shall remain the sole, exclusive property of Quantum and the Employee agrees that he/she will, whenever as requested (and without expense to Quantum), convey to Quantum to the sole and exclusive right, title and interest in and to the said inventions and/or improvements and execute any and all applications, assignments and other instruments which Quantum may deem necessary in order for it to apply for and receive patents, trademarks, trade names, copyrights and the like in Canada or in foreign countries for said inventions or improvements. The Employee’s obligation to execute the papers herein referred to shall continue

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beyond the termination of this Agreement with respect to any and all inventions and improvements conceived of or made by him/her during the term of this Agreement or during the term of any previous employment, relationship or agreement with Quantum and such obligations shall be binding upon the heirs, executors, administrators or legal personal representatives of the Employee. The Employee shall not (either during the continuance of his/her employment by Quantum or at any time thereafter) disclose any of such discoveries, inventions and improvements to any Person or use any such discovery, invention or improvement for his/her own purposesor for any purposes other than those of Quantum.

8.00 The Business and Confidential Information and Trade Secrets

8.01 The Employee has been advised and acknowledges that Quantum presently carries on the business of computer programming, systems analysis and design, general consultation and services in all matters related to the field of electronic data processing including, but without limiting the generality of the foregoing, contract software, computer hardware, package software and package systems, systems analysis, design, installation, operation and repair and the business of consulting including, without limitation, management and personnel consulting (hereinbefore and hereinafter referred to as the “Business”);

8.02 The Employee has also been advised and acknowledges that in the course of his/her previous relationship with Quantum (if any) and in the course of carrying out, performing and fulfilling his/her responsibilities to Quantum hereunder, the Employee will be assisting in developing and maintaining Quantum’s goodwill and trade connections with its Clients and will have or has had, during his/her previous relationship with Quantum (if any) access to, gain(ed) knowledge of any be(een) entrusted with detailed confidential information and trade secrets:

(a)	relating to the past, present and contemplated services, techniques and modes of merchandising, placement and routines;

(b)	concerning the Clients and potential Clients of Quantum, their names, addresses, tastes and preferences, their cyclical or other particular business requirements;

(c)	relative to the data processing systems, personnel placement systems and proprietary programmes developed, owned, employed or licensed by Quantum;

(d)	concerning employees of Quantum; and

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(e)	concerning employees of the Clients of Quantum;

(hereinbefore and hereinafter referred to as “Confidential Information and Trade Secrets”) the disclosure of any of which detailed and confidential information and trade secrets to competitors of Quantum or to the general public would be highly detrimental to the best interests of Quantum. The Employee further acknowledges that in the course of performing his/her obligations to Quantum hereunder, the Employee will be the principal representative of Quantum to many of the clients of Quantum and, as such, will be significantly responsible for developing, maintaining or enhancing the goodwill of Quantum with such clients. The Employee acknowledges and agrees that the right to maintain the confidentiality of such confidential information and trade secrets, and the right to preserve its goodwill, constitute proprietary rights which Quantum is entitled to protect;

8.03 Having regard to the provisions of paragraphs 8.01 and 8.02 of this section 8.00, the Employee covenants and agrees with Quantum that:

(a)	he/she will not, either during the term of his/her employment by Quantum or at any time thereafter, disclose any of such detailed Confidential Information and Trade Secrets to any person, firm or corporation, nor shall he/she use the same for any purposes other than those of Quantum, nor shall he/she disclose or use for any purposes other than those of Quantum the private affairs of Quantum or any other information which the Employee may acquire during the course of his/her employment hereunder with relation to the business and affairs of Quantum, and, without limiting the generality of the foregoing, the trade secrets and knowledge relative to the field of electronic data processing and/or business know-how or client lists;

(b)	he/she will not, following termination of his/her employment hereunder (without the prior written consent of Quantum) at any time within the periods of time specified in paragraph 8.04 of this section 8.00 following the termination of his/her employment hereunder in any Specified Capacity (as hereinafter defined), solicit, whether by written or oral communications or otherwise, any Client in respect to any form of business which Quantum carries on with the Client. Quantum shall provide the Employee with a list of such clients on termination, such list to be prepared in accordance with this definition;

(c)	he/she will not, except as an Employee of Quantum, at any

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time within the periods specified in paragraph 8.04 of this section 8.00 hereof, following the termination of his/her employment hereunder, within the area specified in Schedule “ B” attached hereto and which forms a part hereof in any Specified Capacity (as hereinafter defined), carry on or be engaged in or concerned with or interested in, other than as an employee only, any business of the character described in paragraph 8.01 of this section 8.00 or any other business now or, at any time during the course of the employment of the Employee hereunder, carried on by Quantum;

(d)	he/she will not, during the term of this Agreement, or at any time thereafter, directly or indirectly solicit, divert, take away or attempt to solicit, divert or take away from Quantum any of its employees, independent contractors or sub-contractors.

8.04 The provisions of clauses (b) and (c) of paragraph 8.03 of this section 8.00 shall:

(a)	not apply to the Employee, if his/her employment is terminated less than three (3) months after its commencement;

(b)	apply to the Employee, if his/her employment terminates more than three (3) months but less than twelve (12) months after commencement, for a period of six (6) months from the date of termination;

(c)	apply to the Employee, if his/her employment terminates more than twelve (12) months after commencement, for a period of twelve (12) months from the date of termination;

8.05 “Specified Capacity” wherever used in this section 8.00 and for the purposes of this Agreement shall mean:

(i) as an individual or proprietor;

(ii) as a co-owner, partner with or shareholder of any other person;

(iii) as an employee, officer or director of any other person;

(iv) as manager for any other person;

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(v) as agent for any other person;

(vi) as a co-adventurer, joint venturer or participator in interest with any person;

(vii) as advisor to any other person;

provided always that nothing in this paragraph shall prohibit the Employee from holding shares, debentures or other securities listed on a recognized stock exchange;

8.06 The covenant or covenants in paragraphs 8.01, 8.02, 8.03, 8.04 and 8.05 of this section 8.00 shall be construed as if it is or they are divided into separate and distinct covenants in respect of each Specified Capacity (as hereinbefore defined) and each such distinct covenant shall constitute a separate and severable covenant from all other such distinct covenants. Without prejudice to the generality of the foregoing:

(a)	Insofar as any such covenants relates to a Specified Capacity, it shall be separate and severable from such other covenants insofar as it relates to any other Specified Capacity;

(b)	Insofar as any such covenant relates to a business hereinbefore described, it shall be separate and severable from such other covenants insofar as it relates to any other business hereinbefore described; and

(c)	If any covenant is determined to be unenforceable or declared invalid in whole or in part for any reason whatsoever, it shall be deemed not to affect or impair the enforceability or validity of any other covenant or any part thereof.

The Employee agrees that all restrictions contained in this Section 8.00 are reasonable, necessary and fundamental for the protection of Quantum’s businesses as hereinbefore described in paragraph 8.01, and that a breach by the Employee of any covenant or provision in this Section 8.00 would result in damages to Quantum which could not be adequately compensated for by a monetary award to Quantum. Accordingly, it is expressly agreed by the Employee that in addition to all other remedies available to it, Quantum shall be entitled to the immediate remedy of a restraining order, injunction or such other form of injunctive relief as may be decreed or issued by any court of competent jurisdiction to restrain or enjoin the Employee from breaching any such covenant or provision. All defence to the strict enforcement of the terms and conditions hereof are hereby waived by the Employee.

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9.01 The Employee has been advised and the Employee hereby acknowledges that from time to time Clients may require that Quantum and/or its employees and sub-contractors execute non-disclosure and non-competition covenants with respect to safeguarding the business, inventions, trade secrets and employees of the Clients, being assets which the Clients are entitled to protect. The Employee hereby agrees that same is reasonable and that the Employee shall honour and abide by all such restrictive and non-competition covenants of the Clients of which the Employee is advised. The Employee further agrees that he/she does hereby and that he/she shall from time to time and at all times hereafter fully indemnify and save and hold harmless Quantum from and against all actions and damages arising out of any failure, on the part of the Employee, to comply with the restrictive and non-competition covenants requested by Clients;

9.02 Notwithstanding any termination of this Agreement, all the covenants and provisions of this Article 6, and all paragraphs and sub-paragraphs herein contained, shall survive such termination and shall continue in full force and effect.

Article 7 – Termination

10.01 The Employee and Quantum hereby agree that there shall be a probationary term of the employment provided for herein for a period of six (6) months from the date hereof, during which time it is agreed that Quantum may terminate the employment of the Employee as follows:

(a)	immediately and without any notice for cause and, without limiting the generality of the foregoing, in the event that the Employee is guilty of willful misconduct or disobedience or willful neglect of duty that has not been condoned by Quantum; or

(b)	upon one week’s notice in writing to the Employee;

and the Employee hereby acknowledges that the terms of this paragraph 10.01 and the provision for a period of evaluation and termination are reasonable and necessary to Quantum.

10.02 The employment of the Employee hereunder may be terminated in the following manner in the following circumstances:

(a)	at any time and immediately by notice in writing from Quantum to the Employee for cause;

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(b)	upon notice in writing given by either party to the other, which notice in writing may be given at any time, and the notice period shall be as follows:

(i) one (1) week’s notice if the period of employment is less than one (1) year;

(ii) two (2) weeks’ notice if the period of employment is more than one (1) year but less than two (2) years;

(iii) thirty (30) days notice if the period of employment is more than two (2) years but less than three (3) years;

(iv) sixty days (60) days notice if the period of employment is more than three (3) years but less than four (4) years; and

(v) ninety (90) days notice if the period of employment is four (4) years or more;

(c)	If any covenant is determined to be unenforceable or declared invalid in whole or in part for any reason whatsoever, it shall be deemed not to affect or impair the enforceability or validity of any other covenant or any part thereof.

Article 8 – General

11.01 Quantum shall have the right from time to time to apply for and take out in its name and at its own expense, life, health or other insurance upon the Employee in any sums, which may be deemed necessary by Quantum to protect its interests under this Agreement, and the Employee shall do all such things as may be necessary to assist in the procuring of such insurance by making a proper application therefor as may be required by the insurance company and submitting to the usual and customary medical examinations. The Employee shall have no right, title or interest in or to such insurance, but the same shall be solely for the benefit of Quantum and any amounts payable thereunder shall be solely payable to Quantum.

11.02 Any notice, or other communication required or permitted to be given to any party pursuant to any of the provisions of this Agreement shall be sufficiently given if such notice or other communication is in writing and is delivered to such party personnally, or mailed by Registered Mail, postage prepaid, addressed to such party as follows:

To Quantum, QUANTUM INFORMATION RESOURCES LIMITED at:

2000 McGill College Avenue

Montreal, Quebec

H3A 3H3

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Attention: Mr. Lyon Gould

1410-50 O’Connor Street

Ottawa, Ontario

K1P 6L2

Attention: Mr. Ron Bevan

To the Employee at:

P.O. Box 425

Brockville, Ontario

K6V 5V6

or to such other address for such party as either of them may from time to time notify the other party in the manner hereinbefore provided, and any such notice, or other communication shall be deemed to have been received by any such party when delivered to it or him, or if mailed as aforesaid, on the second business day following the date of mailing.

11.03 The invalidity of any provision of this Agreement or any covenant herein contained on the part of any party hereto shall not affect the validity of any other provision or covenant hereof or herein contained.

11.04 The waiver by Quantum of a breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any subsequent breach by the Employee.

11.05 The provisions of this Agreement shall be governed by and interpreted in accordance with the laws of the Province of Ontario and each of the parties hereto hereby irrevocably attorns to the jurisdiction of the Courts of such Province.

11.06 The provisions of this Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Employee and the successors and assigns of Quantum, respectively.

11.07 Each of the parties hereto covenant and agree to execute, acknowledge and deliver such further documents and assurances as may

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be required from time to time to give full force and effect to the provisions of this Agreement.

11.08 Unless the context otherwise requires, word importing the singular include the plural and vice versa and words importing gender include all genders.

11.09 This Agreement may not be assigned by the Employee, but may be assigned by Quantum.

11.10 The foregoing contains the entire agreement between the parties hereto, and no modification thereof shall be binding upon the parties unless the same is in writing and signed by the respective parties hereto.

11.11 The parties hereto recognize that they have required the present Agreement, as well as all documents, notices and legal proceedings, entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties aux présentes reconnaissent avoir exigé la rédaction en anglais de la présente convention, ainsi que de tous les documents, incluant tous les avis et procédures judiciaires exécutés, donnés, ou intentés à la suite de ou en rapport, directement ou indirectement, à la présente convention.

IN WITNESS WHEREOF THIS AGREEMENT HAS BEEN EXECUTED BY THE PARTIES HERETO.

QUANTUM INFORMATION RESOURCES LIMITED

Per:
Duly authorized signing officer

Per:
Duly authorized signing officer
c/s

/s/ Jason Trussell
Witness		The Employee
Jason Trussell

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SCHEDULE “A”

to the Marketing Manager Trainee Employment Agreement (R29/10/86)

Between Quantum and the Employee

1.0 This is Schedule “A” referred to in the foregoing Employment Agreement.

2.0 Effective November 14/94 your Compensation package will be as follows:

2.1 A Base Salary of $30,000.00 payable fortnightly in 26 equal payments of $1,153.85, subject to the normal employee deductions.

(a)	Quota (Quota being established at $ N/A for the Fiscal Year).

(b)	(Target being established at $ N/A for the Fiscal Year).

Agreed to:

Quantum:

per:

/s/ Jason Trussell
Employee
Jason Trussell

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SCHEDULE “B”

to the Marketing Manager’s Employment Agreement (R29/10/86)

Between Quantum and the Employee

1. This is Schedule “B” referred to in the foregoing Employment Agreement.

2. The Area in respect of which subparagraph 8.03 (c) is applicable is:

(a)	within the City of Ottawa;

(b)	within ten (10) miles of the geographical boundaries of all municipalities or ports at which the Employee had worked for a period of three (3) months or more in the six (6) months immediately preceding the date of termination under the aforesaid Employment Agreement.

3. The covenant or covenants pertaining to the subparagraphs of paragraph 2 herein shall be construed as if it is or they are divided into separate and distinct covenants in respect of each of the businesses described in paragraph 8.01 of said Employment Agreement and in respect of each area as hereinbefore described and each such distinct covenant shall constitute a separate and severable covenant from all other such distinct covenants.

Agreed to:

QUANTUM:

Per:

/s/ Jason Trussell
Employee
Jason Trussell

INDIVIDUAL CONFIDENTIALITY AGREEMENT

WHEREAS, iGATE Corporation (“iGATE”) is evaluating a possible internal reorganization (“Project Mustang”);

WHEREAS, the undersigned individual may become privy to certain confidential information concerning Project Mustang in order to assist iGATE in its evaluation of Project Mustang;

NOW, THEREFORE, the undersigned individual, intending to be legally bound, hereby agrees as follows:

1.	To treat all information concerning Project Mustang confidentially.

2.	Not to disclose the fact that discussions concerning Project Mustang are taking place to anyone who does not need to know the information in the conduct of their duties at or on behalf of iGATE (and to comply with Section 3 below with respect to any such disclosures) and not to use such information in any way for personal gain.

3.	To notify and get the approval of Sunil Wadhwani or Viv Penninti or their designee, of anyone to whom the undersigned individual intends to make disclosure concerning Project Mustang so that they may obtain an executed copy of this agreement from them.

4.	To use the code name Project Mustang when referring to this project.

5.	To take appropriate steps to preserve the confidentiality of Project Mustang, such as labeling documents “confidential,” keeping sensitive documents in locked file cabinets and avoiding conversations about Project Mustang in areas where they can be overheard.

In addition, the undersigned individual acknowledges that the existence of Project Mustang may be material nonpublic information, that the securities laws prohibit any person who has material nonpublic information about a company from purchasing or selling securities of such company, and that a violation of those laws or this agreement will subject the undersigned individual to discharge.

IN WITNESS WHEREOF, the undersigned has executed this agreement this 31 day of October, 2002.

/s/ Jason Trussell
Signature:

Witness